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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
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                                    FORM 15
 Certification and Notice of Termination of Registration under Section 12(g)
         of the Securities Exchange Act of 1934 or Suspension of Duty
              to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                          Commission File No. 0-21721

                                 CLINICOR, INC.
               (Exact name of registrant as specified in charter)

1717 West Sixth Street, Suite 400, Austin, Texas  78703      (512) 344-3300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, $.001 par value
           (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)    [_]
          Rule 12g-4(a)(1)(ii)    [_]     Rule 12h-3(b)(2)(i)     [_]
          Rule 12g-4(a)(2)(i)     [_]     Rule 12h-3(b)(2)(ii)    [_]
          Rule 12g-4(a)(2)(ii)    [_]     Rule 15d-6              [_]
          Rule 12h-3(b)(1)(i)     [_]



Approximate number of holders of record as of the certification or notice date:
36
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Pursuant to the requirements of the Securities Exchange Act of 1934, Clinicor,
Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                         CLINICOR, INC.


Date  September 14, 2000                 By   /s/ Robert S. Sammis
                                           -------------------------------------
___                                           Robert S. Sammis
                                              President
                                              (Principal Executive Officer)